Exhibit 1

SHAREHOLDERS’ ANNUAL GENERAL MEETING OF CENTRAL PUERTO S.A. No. 76

On April 30, 2020, at 12:45, the Chairman of CENTRAL PUERTO SOCIEDAD ANÓNIMA (the “Company”), Mr. Osvaldo Arturo RECA, who is in the Province of Buenos Aires, grants the floor to the Secretary so as to commence the Shareholder’s Annual General Meeting. Mr. Leonardo Marinaro, acting in his capacity as Secretary, takes the floor and informs that he is in the Province of Buenos Aires, and there being quorum, the Shareholder’s Annual General Meeting (the “Meeting”) is held. In addition, he informs that due to the health emergency as a result of the COVID-19 pandemic declared by the World Health Organization, the Argentine government declared the preventive and mandatory Social Isolation decree, initially from March 20, 2020, and as at this date it has been extended and is still in force. The last Decree of Necessity and Urgency (“DNU”) No. 408 issued by the Argentine Executive Power has extended this policy until May 10, 2020. Within the context of this health emergency, the Argentine Securities Commission (“CNV”) issued the CNV General Resolution No. 830 on April 3, 2020, which establishes that the governing bodies of the issuer entities under its control may hold remote meetings, even though their Bylaws do not contemplate such meetings, provided the following requirements are met: 1. The issuer entity must ensure that all shareholders with the right of voice and to vote have free accessibility to all the meetings; 2. The communication channel must enable the simultaneous transmission of sounds, images and words throughout the whole meeting, as well as its recording in digital support; 3. The call to the meeting, as well as its appropriate legal and statutory notice, must express the chosen communication channel in a clear and simple manner, its access method so as to enable their participation and the procedures established for remote voting by digital means. Moreover, the email referred to in the following item must be sent; 4. Shareholders shall notify their attendance to the meeting through an email that the issuer entity establishes to that effect. In case of proxies, the proper authorizing instrument, sufficiently certified, must be issued to the entity within five (5) working days prior to the meeting; 5.

The minutes must expressly include the persons who participated in the remote meeting, and the capacity in which they are acting, the place where they are and the technical mechanisms used. Upon the termination of the minutes, the Company shall transcribe the appropriate information as declared at the moment of the admission to the Meeting, which is duly recorded. 6. The issuer entity must keep a copy of the meeting in a digital support for five (5) years, which must be available for any shareholder who requests it. 7. The Supervisory Audit Commission must perform its duties throughout the whole meeting, in order to ensure the proper compliance with the legal, regulatory and statutory dispositions, especially the minimum requirements established by the dispositions. In case the Bylaws do not include the possibility of holding remote meetings, as is the case of the Company, the following requirements must also be met: 1. In addition to the legal and statutory publications, the issuer entity must spread the call through all reasonably necessary means, in order to safeguard the rights of its shareholders. To that end, on April 8, 2020, a supplementary notice was published in the Official Gazette, in the national newspaper La Prensa, and it was communicated to the Market as Material Information. 2. As a second measure, in order to discuss the first item on the Agenda, quorum for the shareholders’ special meetings must be present, and in order to hold the remote meeting, the majority required for the modification of the Bylaws must be met. Based on the foregoing, the Secretary informs that all the requirements included in the dispositions are met and that this Meeting is being recorded as from the entry of the participants to the virtual lobby (which commenced at 10.30 am), whether an authority or a shareholder, all the identification and legal capacity information was provided, expressing full names, showing the front and back of their identity documents to the camera, telephone number or cell phone number so as to communicate in the event of any technological inconvenient during the Meeting, whether it is a principal or a proxy, in the latter case, the proxy was asked whether the instrument had been previously sent by email within the legal term, and whether it was modified, and finally, prior to the Meeting, all the participants had been informed in a clear and simple manner of the means of communication chosen and the access method in order to enable such participation duly beforehand.

Mr. Marinaro then informs that this Meeting is held with the presence of Mr. Alejandro Sinland, representing CNV and Mrs. Mariela Bertola, representing Bolsas y Mercados Argentinos S.A. (“BYMA”). Furthermore, he informs that the following directors, who have registered their participation through the virtual lobby, are present: Miguel DODERO, Juan José SALAS, Diego PETRACCHI, Tomás PERES, José Luis MOREA, Tomás WHITE, Jorge RAUBER, Cristián LOPEZ SAUBIDET, Jorge Eduardo VILLEGAS, and Pablo VEGA. In addition, the Meeting is held with the presence of the members of the Statutory Audit Committee: Carlos Cesar Adolfo HALLADJIAN, Juan Antonio NICHOLSON and Eduardo Antonio EROSA. Mr. Marinaro proceeds to put on record that 43 shareholders are present, 38 by proxy and 5 on their own behalf, and altogether represent 1,273,519,670 common shares with one (1) vote per share and each share has a nominal value of Ps.1. Such shares represent a total capital of $1,273,519,670 with right to 1,273,519,670 votes and they represent 84.11% of the current capital stock of $ 1,514,022,256 and of the total outstanding shares with right to vote. The shares, votes, names of the Shareholders and their proxies, domiciles and identity documents shall be duly placed on the Shares and Meetings Attendance Book and, once the emergency measures in force are lifted, the signature thereof shall be arranged. It is put on record that the shares certificates have been presented pursuant to section 238 of the Argentine Business Entities Act No. 19550 (“LGS”), CNV Regulations (T.O. 2013), Resolution No. 622/2013 as amended (“CNV regulations”), and the CNV General Resolution No. 830. In order to enable the smooth development of the Meeting, the Secretary requests the Shareholders to follow the following instructions: i) To ask for the floor: raise your physical hand in front of the camera, and send a message through the chat asking for the floor.

Then, the Chairman shall determine the granting of the floor to the shareholders, identifying them, in order to ensure the order of the act; ii) To cast the vote: To keep the order, the Chairman, at the moment of voting, and after the first motion is exposed, shall ask each of the shareholders and/or their proxy about their vote, identifying each of them with their full name in order to cast the vote. The same will be performed for each motion proposed. iii) Finally, due to the number of participants, the Secretary asks the participants to mute their microphones, except when they want to participate, motion and/or vote, pursuant to the previous instructions. After this, the Chairman takes the floor and informs that the legal quorum to hold the Meeting validly is present, the Meeting commences and the introductory motion is placed for consideration: THE PRELIMINARY RESOLUTION ESTABLISHED BY CNV GENERAL RESOLUTION No. 830: Pursuant to the requirements established by the previously mentioned CNV General Resolution No. 830, it is proposed as an introductory motion to approve the holding of this remote Meeting, as all the requirements established by the authorizing regulations are met, and it is informed that for the first item on the Agenda, the quorum required for the Shareholders’ Special Meetings is present, and that the decision must be adopted by the majority required for the modification of the Company Bylaws. All shareholders having cast their votes, the proposal about the approval of the Preliminary Resolution is approved unanimously by the legitimate votes possible to be cast. Then, the Chairman puts for consideration the first item on the Agenda: 1) APPOINTMENT OF TWO SHAREHOLDERS TO SIGN THE MINUTES: The proxy of shareholder José Luis D’Odorico takes the floor and proposes the appointment of shareholders Marcelo Atilio Suvá and the proxy of shareholder Gonzalo Pérès Moore, so that they sign the minutes of this Meeting. The motion is put to vote. The proxy of shareholder Citibank N.A. – Central Puerto S.A. (“Citibank”) casts 343,416,060 votes in favor of the motion of the proxy of shareholder D’Odorico, 29,430 negative votes, and he abstains from casting 218,580 votes. In virtue thereof, and having every shareholder cast their vote, the proposal of the proxy of shareholder D’Odorico is approved by the majority of legitimate votes possible to be cast, with the negative vote of Citibank shareholder with 29,430 votes, and the abstention of 218,580 votes by the same shareholder.

Then, the second item on the Agenda is put for consideration: 2) CONSIDERATION OF THE ANNUAL REPORT AND ITS ANNEX; THE CONSOLIDATED STATEMENT OF INCOME; THE CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME; THE CONSOLIDATED STATEMENT OF FINANCIAL POSITION; THE CONSOLIDATED STATEMENT OF CHANGES IN EQUITY; THE CONSOLIDATED STATEMENT OF CASH FLOW; NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AND ANNEXES; THE SEPARATE STATEMENT OF INCOME; THE SEPARATE STATEMENT OF COMPREHENSIVE INCOME; THE SEPARATE STATEMENT OF FINANCIAL POSITION; THE SEPARATE STATEMENT OF CHANGES IN EQUITY; THE SEPARATE STATEMENT OF CASH FLOW; INFORMATION REPORT AND ADDITIONAL INFORMATION TO THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – SECTION 12, CHAPTER III, TITLE IV OF STANDARDS (NT 2013) OF THE ARGENTINE SECURITIES COMMISSION (COMISIÓN NACIONAL DE VALORES) AND SECTION 68 OF THE LISTING RULES OF THE BUENOS AIRES STOCK EXCHANGE (BOLSAS Y MERCADOS ARGENTINOS S.A.), AUDIT REPORTS; AND THE COMPANY’S STATUTORY AUDIT COMMITTEE REPORT. ALL THESE DOCUMENTS ARE WITH RESPECT TO THE FISCAL YEAR ENDED DECEMBER 31, 2019.. In this regard, the Chairman informs that the documents under consideration have been duly made available to the shareholders, prior to this Meeting and within the regulatory terms, and have been duly submitted to the CNV and BYMA. Furthermore, he informs that in addition to the mentioned documents, the Annual Report by the Supervisory Committee of the Company was made available to the Shareholders, which includes the treatment given to the issues under its competence established in section 110 of the Capital Market Law No. 26831, as well as Chapter III, Title II of CNV Regulations, for the period ended on December 31, 2019.

After this, the proxy of shareholder D’Odorico takes the floor and proposes to: (i) omit the reading of the documents under consideration for the Shareholders are aware of their content as they have duly been made available prior to this Meeting and within the correspondent regulatory terms; (ii) approve the Consolidated Comprehensive Income Statement, the Consolidated Statement of Financial Position, the Consolidated Statement of Changes in Shareholders’ Equity, the Consolidated Cash Flow Statement and the notes to the Consolidated Financial Statements as submitted by the Board of Directors; (iii) approve the Annual Report as submitted by the Board of Directors; (iv) approve the Separate Financial Statements and the notes to the Separate Financial Statements as submitted by the Board of Directors; (v) approve the Independent Auditor Reports and the Report of the Statutory Audit Committee for the period ended December 31, 2019; (vi) approve the additional information under the terms of Section 62 of the Merval Listing Regulations and Section 12, Chapter III, Title IV of CNV Regulations and the Information Report requested by CNV Regulations, as submitted by the Board of Directors; and (vii) authorize the Board to accept eventual amendments that the respective comptroller entities require, provided they are not rejected by the Statutory Audit Committee or the certifying accountant. The motion by the proxy of shareholder D’Odorico is put to vote. The proxy of shareholder Citibank takes the floor, who casts 325,330,430 votes in favor of the motion by the proxy of shareholder D’Odorico, 93,770 negative votes, and he abstains from casting 18,240,140 votes. Then, the third item on the Agenda is placed for consideration: 3) CONSIDERATION OF THE INCOME FOR THE PERIOD AND THE REMAINING RETAINED EARNINGS, AND THE PROPOSAL BY THE BOARD OF DIRECTORS TO ASSIGN THE FOLLOWING AMOUNTS IN THOUSANDS OF ARGENTINE PESOS: A) $440,441 FOR THE STATUTORY RESERVE, AND B) $8,368,374 FROM THE INCOME OF THE PERIOD TOGETHER WITH $730,471 FROM ACCUMULATED RETAINED EARNINGS, THAT IS TO SAY, TO ALLOCATE A TOTAL AMOUNT OF $9,099,115 TO THE VOLUNTARY RESERVE UNDER THE TERMS OF SECTION 70 OF THE ARGENTINE BUSINESS ENTITIES ACT, WHICH MAY BE ALLOCATED TO:

(I) THE INVESTMENT PROJECTS ALREADY UNDERTAKEN, AND/OR (II) FUTURE INVESTEMENTS RELATED TO THE NEW PROJECTS THAT MAY BE APPROVED BY THE BOARD OF DIRECTORS, AND/OR PAYMENT OF DIVIDENDS BASED ON THE EVOLUTION OF THE FINANCIAL POSITION OF THE COMPANY AND THE COMPANY’S DIVIDEND DISTRIBUTION POLICY IN FORCE. CONSIDERATION AND APPROVAL OF THE PAYMENT OF THE PROFIT-SHARING BONUS, PURSUANT TO SECTIONS 12 AND 33 OF THE BYLAWS. The Chairman takes the floor and informs the participants that the net income in thousands of Argentine pesos for the period ended December 31, 2019 is $8,808,815. Pursuant to the Argentine Business Entities Act and the CNV Regulations, it is proper to allocate to the statutory reserve an amount of no less than 5% of the income for the period, more or less the adjustments made in previous periods, the transferences of the general income to retained earnings and the prior absorption of losses, until it reaches 20% of the capital stock plus the balance in the account of adjustment to capital stock. Floor is granted to the Shareholders so that they can make the pertinent proposals for the treatment of the income for the period. The proxy of shareholder D’Odorico takes the floor and proposes: a) to increase the statutory reserve by in thousands of Argentine pesos of $440,441, and b) to allocate the remaining balance of the income for the period to increase the Voluntary Reserve, which may be allocated to: (i) the investment projects already undertaken and/or (ii) future investments related to the new projects that may be approved by the Board of Directors and/or (iii) payment of dividend based on the evolution of the financial position of the Company and the Company’s dividend distribution policy in force. In addition, he proposes the payment of the profit-sharing bonus, pursuant to sections 12 and 33 of the Bylaws, delegating to the Board of Directors the conditions for its payment.

The proxy of shareholder Citibank takes the floor and casts 343,198,510 votes in favor of the motion by the proxy of shareholder D’Odorico, 94,170 negative votes and he abstains from casting 371,660 votes. Afterwards, the proxy of shareholder Argentine Government – Secretariat of Energy takes the floor and expresses that it approves the motion by the proxy of shareholder D’Odorico and it abstains from voting on the issue related to the payment of the profit-share bonus to the personnel. In virtue thereof, and having the shareholders cast their votes, the proposal by the proxy of shareholder D’Odorico is approved by the majority of legitimate votes possible to be cast, pursuant to the following: a) in relation to the destination of the income for the period, the motion by the proxy of shareholder D’Odorico is approved by the majority of legitimate votes possible to be cast, with the negative vote by shareholder Citibank by 94,170 votes and the abstention from the same shareholder with 371,660 votes; and b) in relation to the payment of the profit-share bonus to the personnel of the Company, the motion from shareholder D’Odorico is approved by the majority of legitimate votes possible to be cast, with the negative vote of the shareholder Citibank with 94,170 votes, and the abstention from shareholder Citibank with 371,660 votes and the shareholder Argentine Government – Secretariat of Energy by 124,949,112 votes. The fourth item on the Agenda is put for consideration: 4) CONSIDERATION OF THE PERFORMANCE BY THE COMPANY’S BOARD OF DIRECTORS FOR THE PERIOD ENDED DECEMBER 31, 2019. The proxy of shareholder D’Odorico takes the floor, who proposes to approve the performance of the Board of Directors as at the date of this Meeting. The motion is put to vote. The proxy of shareholder Citibank casts 343,075,270 votes in favor of the motion by the proxy of shareholder D’Odorico, 86,060 negative votes and it abstains from casting 503,010 votes. In virtue thereof, having all shareholders cast their votes, the proposal by the proxy of the shareholder D’Odorico is approved by the majority of legitimate votes possible to be cast, with the negative vote from shareholder Citibank by 86,060 votes, and the abstention from the same shareholder with 503,010 votes. The Chairman puts the fifth item on the Agenda for consideration: 5) CONSIDERATION OF THE PERFORMANCE OF THE COMPANY’S STATUTORY AUDIT COMMITTEE FOR THE PERIOD ENDED DECEMBER 31, 2019. The proxy shareholder D’Odorico takes the floor and proposes to approve the performance of the Statutory Audit Committee as at the date of this Meeting. The motion is put to vote.

The proxy of shareholder Citibank casts 343,082,030 votes in favor of the motion by the proxy of shareholder D’Odorico, 67,940 negative votes and it abstains from casting 514,370. In virtue thereof, having all shareholders cast their votes, the proposal by the proxy of shareholder D’Odorico is approved by the majority of legitimate votes possible to be cast, with the negative vote from shareholder Citibank with 67,940 votes, and the abstention from the same shareholder with 514,370 votes. The sixth item on the Agenda is put for consideration: 6) CONSIDERATION OF THE REMUNERATION OF THE MEMBERS OF THE COMPANY’S BOARD OF DIRECTORS, FOR THE PERIOD ENDED DECEMBER 31, 2019, WITHIN THE LIMITS ESTABLISHED FOR EARNINGS BY SECTION 261 OF LAW No. 19550 AND THE REGULATIONS BY THE ARGENTINE SECURITIES COMMISSION. CONSIDERATION OF THE ADVANCE PAYMENT OF THE FEES TO THE BOARD OF DIRECTORS FOR THE PERIOD THAT WILL CLOSE DECEMBER 31, 2020. The Chairman takes the floor and informs that, pursuant to the considerations made in the Meeting of the Board of Directors held on March 10, 2020, the Company’s Board of Directors proposes the Shareholders to ratify the advance payment of the fees received by the Board of Directors during the period ended December 31, 2019 for the total amount of $12,350,000.00 for their competence and professional reputation. In addition, they propose the Shareholders to authorize the members of the Board of Directors to continue collecting advance payments during this period, provided it is approved by the appropriate shareholders’ meeting that consider the financial statements for the period ended December 31, 2020. The proxy of the shareholder D’Odorico takes the floor, and proposes to: i) approve the remuneration of the Directors for the period ended December 31, 2019, ratifying the advance payments collected, for a total amount of $12,371,948.63 for their competence and professional reputation pursuant to the following details:

Miguel DODERO $1,240,000.00; Cristian LÓPEZ SAUBIDET $1,050,000.00; Osvaldo RECA $1,495,000.00; Diego Gustavo PETRACCHI $1,150,000.00; Tomás José WHITE $1,495,000.00; Oscar Luis GOSIO $390,000.00; Juan José SALAS $1,275,000.00; Tomás PERES $950,00.00; Pablo Javier VEGA $100,00.00; Jose Luis MOREA $1,105,000.00; Jorge Eduardo VILLEGAS $1,050,000.00; Liliana MURISI $1,050,000.00 and JORGE RAUBER $21,948.63, and we thank the waiver submitted by the remaining Directors; and ii) authorize the members of the Board of Directors and the members of the Supervisory Committee to collect advance payments provided it is approved by the next Shareholders’ Meeting that shall consider the annual financial statements for the period ended December 31, 2020. The motion by the proxy of shareholder D’Odorico is put to vote. The proxy of shareholder Citibank takes the floor and casts 343,113,430 votes in favor of the motion by the proxy of shareholder D’Odorico, 203,590 negative votes and it abstains from casting 347,320 votes. Then, the proxy of shareholder Argentine Government – Secretariat of Energy votes in favor of ratifying the advance payment for the fees received by the Board of Directors but only for the total amount of $12,350,000.00. The proxy of shareholder ANSES FGS Law No. 26425 votes against the motion by the proxy of shareholder D’Odorico. After a brief debate and having each shareholder cast their vote, the proposal by the proxy of the shareholder D’Odorico is approved by the majority of legitimate votes possible to be cast, with the negative vote of shareholder Citibank with 203,590 votes, Argentine Government – Secretariat of Energy by 124,949,112 votes; and ANSES FGS Law No. 26425 by 27,992,640 votes, with the abstention from the shareholder Citibank with 347,320 votes. Then, the seventh item on the Agenda is put for consideration. 7) CONSIDERATION OF THE REMUNERATION TO THE COMPANY’S STATUTORY AUDIT COMMITTEE FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019, AND THE FEES’ REGIME FOR THE FISCAL YEAR TO END DECEMBER 31, 2020.

The proxy of shareholder D’Odorico takes the floor and proposes the following: i) the approval of the remuneration of the members of the Statutory Audit Committee for the fiscal year ended December 31, 2019, confirming the advance payments received, for the amount of Ps. 862,500.00, in accordance with the following details: Cesar HALLADJIAN $262,500.00; Eduardo EROSA $287,500.00; Juan NICHOLSON $287,500.00 and Carlos ZLOTNITZKY $25,000.00, and ii) to authorize the members of the Statutory Audit Committee to receive advance payment provided it is approved the next Meeting, which Meeting shall consider the financial statements for the fiscal year ended December 31, 2020. The motion by the proxy of shareholder D’Odorico is put to vote. Afterwards, the proxy of shareholder Citibank states that it issues 319,131,730 votes in favor of the proposal by the proxy of shareholder D’Odorico; 1,273,770 negative votes; and that it abstains from casting 23,258,840 votes. Afterwards, the proxy of shareholder Argentine Government –Secretariat of Energy takes the floor and states that it votes (i) in favor of the approval of the remuneration of the members of the Statutory Audit Committee for the fiscal year ended December 31, 2019, confirming the advance payments received for the amount of Ps. 862,500.00, in accordance with the following details: Cesar HALLADJIAN $262,500.00; Eduardo EROSA $287,500.00; Juan NICHOLSON $287,500.00 and Carlos ZLOTNITZKY $25,000.00, and ii) against authorizing the members of the Statutory Audit Committee to receive advance payment ad referendum the next Meeting, which Meeting shall consider the financial statements for the fiscal year ended December 31, 2020. The proxy of shareholder ANSES FGS Law 26425 votes against the motion by the proxy of shareholder D’Odorico. After short deliberation and shareholders having cast their votes, the proposal by the proxy of shareholder D’Odorico is approved by the majority of legitimate votes possible to be cast. Next, Mr. Chairman submits to people present the eighth item on the Agenda for consideration. 8) DETERMINATION OF THE NUMBER OF DEPUTY DIRECTORS AND APPOINTMENT OF DIRECTORS AND DEPUTY DIRECTORS. CONSIDERATION OF THE CONTINUITY OF THE CURRENT CHAIRMAN UNTIL THE APPOINTMENT TO BE MADE BY THE COMPANY’S BOARD OF DIRECTORS.

In this regard, Mr. Chairman informs that in accordance with Section 17 of the Company’s Bylaws, the direction and management of the Company shall be in charge of a Board of Directors formed by 11 (eleven) directors and the same or lower number of deputy directors. Regard being had to the foregoing, it is necessary to determine the number of deputy Directors for the fiscal year 2020. Afterwards, the proxy of shareholder D’Odorico takes the floor, proposes and votes for the number of Deputy Directors for the current fiscal year to be fixed in 11 (eleven). The motion is put to vote. Afterwards, the proxy of shareholder Citibank states that regarding the motion by the proxy of shareholder D’Odorico, it issues 311,312,740 votes in favor; 9,109,250 negative votes; and that it abstains from casting 23,242,350 votes. Afterwards, the proxy of shareholder ANSES FGS Law 26425 states that it refrains from voting on the proposed motion. After short deliberation and the shareholders having cast their votes, the proposal by the proxy of shareholder D’Odorico is approved by the majority of legitimate votes possible to be cast, with the negative vote of shareholder Citibank with 9,109,250 votes and with the abstention of shareholder Citibank with 23,242,350 votes and shareholder ANSES FGS Law 26425 with 27,992,640 votes. Mr. Chairman takes the floor informing that the number of Deputy Directors for the fiscal year 2020 being fixed, it is necessary to appoint Directors and Deputy Directors for the fiscal year to end December 31, 2020 on the grounds of the expiration of all terms in office. Moreover, Mr. Chairman puts on record that in order to appoint the members of the Board of Directors, the provisions of Section 109 of Law no. 26831, Section 16 and related sections of Chapter III, Title II of the Argentine Securities Commission (CNV) Regulations must be taken into account, regarding the independent character that most of the members of the Company’s Statutory Audit Committee must bear.

Afterwards, the proxy of shareholder D’Odorico takes the floor and proposes a) to appoint the following as Directors of the Company: Osvaldo Arturo RECA, Miguel DODERO, José Luis MOREA, Juan José SALAS, Diego PETRACCI, Tomás PERES, Tomás José WHITE, Marcelo Atilio SUVA, Cristián LÓPEZ SAUBIDET, Jorge Eduardo VILLEGAS and Guillermo Rafael PONS, and b) to appoint the following as Deputy Directors of the Company: Justo Pedro SAENZ, Adrián Gustavo SALVATORE, Jorge Aníbal RAUBER, Javier Alejandro TORRE, Rubén Omar LÓPEZ, José Manuel PAZOS, Enrique Gonzalo BALLESTER, Oscar Luis GOSIO, Juan Pablo GAUNA OTERO; Diego Federico CERDEIRO and Gabriel Enrique RANUCCI. Moreover, she states that Osvaldo Arturo RECA, Tomás PERES, Cristián LÓPEZ SAUBIDET, Jorge Aníbal RAUBER, José Manuel PAZOS, Marcelo Atilio SUVA, Justo Pedro SAENZ, Adrián Gustavo SALVATORE, Javier Alejandro TORRE, Rubén Omar LÓPEZ, Juan Pablo GAUNA OTERO, Miguel DODERO and Diego PETRACCI are not independent, and that José Luis MOREA, Juan José SALAS, Tomás José WHITE, Jorge Eduardo VILLEGAS, Oscar Luis GOSIO, Guillermo Rafael PONS, Enrique Gonzalo BALLESTER, Diego Federico CERDEIRO and Gabriel Enrique RANUCCI are independent pursuant to the provisions of Section 11, Chapter III, Title II of the Argentine Securities Commission (CNV) Regulations. She also informs that in accordance with CNV Regulations, the above mentioned candidates have stated that they support the adoption of a Corporate Governance Code aimed at implementing certain practices of good governance, which are considered as a protection instrument for shareholders and third parties in general. The motion is put to vote. Afterwards, the proxy of shareholder Citibank states that regarding the motion by the proxy of shareholder D’Odorico, it issues 311,312,740 votes in favor; 9,109,250 negative votes; and that he abstains from casting 23,242,350 votes. The proxy of shareholder Argentine Government –Secretariat of Energy takes the floor and states his abstention from voting the motion by the proxy of shareholder D’Odorico. Afterwards, the proxy of shareholder ANSES FGS Law 26425 states his abstention from voting the motion. Finally, shareholder Lucas Alejo PAVLOV states his abstention from voting the proposal. After a short debate and having the shareholders cast their votes, the motion by the proxy of shareholder D’Odorico is approved by the majority of legitimate votes possible to be cast with the negative vote of shareholder Citibank with 9,109,250 votes and with the abstention of shareholders Argentine Government –Secretariat of Energy with 124,949,112 votes; ANSES FGS Law 26425 with 27,992,640 votes; Citibank with 23,242,350 votes and Lucas Alejo PAVLOV with 100 votes. Mr. Chairman informs that as a consequence of the foregoing, the new Board of Directors is formed as follows:

	DIRECTORS	DEPUTY DIRECTORS
1.	Osvaldo Arturo RECA (ID 10,176,569)	Jorge Aníbal RAUBER (ID 20,605,997)
2.	Miguel DODERO (ID 11,450,697)	Justo Pedro SAENZ (ID 11,959,191)
3.	José Luis MOREA (ID 11,773,941)	Adrián Gustavo SALVATORE (ID 18,403,083)
4.	Juan José SALAS (ID 11,451,808)	Javier Alejandro TORRE (ID 18,089,213)
5.	Diego PETRACCI (ID 22,847,770)	Rubén Omar LÓPEZ (ID 16,900,928)
6.	Tomás PERES (ID 92,822,329)	José Manuel PAZOS (ID 22,364,131)
7.	Tomás José WHITE (ID 12,946,343)	Enrique Gonzalo BALLESTER (ID 10,795,590)
8.	Marcelo Atilio SUVA (ID 5,081,825)	Oscar Luis GOSIO (ID 11,045,501)
9.	Cristián LÓPEZ SAUBIDET (ID 24,205,781)	Juan Pablo GAUNA OTERO (ID 25,018,101)
10.	Jorge Eduardo VILLEGAS (ID 7,621,383)	Diego Federico CERDEIRO (ID 25,248,554)
11.	Guillermo Rafael PONS (17,025,659)	Gabriel Enrique RANUCCI (ID 23,831,116)

Finally and regarding the continuity of the current Chairman until the appointment to be made by the Company’s Board of Directors, Mr. Chairman informs the present individuals that he will continue being Chairman until the distribution of charges at the first meeting of the newly-appointed Board of Directors and, eventually, until the meeting where the financial statements ending December 31, 2020 are put to consideration, should the Board of Directors decide so. Afterwards, the ninth item on the Agenda was submitted for consideration. 9) APPOINTMENT OF THE MEMBERS AND ALTERNATE MEMBERS OF THE COMPANY’S STATUTORY AUDIT COMMITTEE FOR THE FISCAL YEAR TO END DECEMBER 31, 2020. Mr. Chairman takes the floor and informs that pursuant to the Bylaws in force, the Statutory Audit Committee must be formed by 3 (three) members and 3 (three) deputy members, which shall be appointed by the only class of share of the Company. He informs that in order to appoint the members of the Statutory Audit Committee, the provisions of Section 79 of the Capital Markets Act no. 26831 and Section 12 of Chapter III, Title II and Chapter I, Tittle XII of CNV Regulations must be taken into account. The proxy of shareholder José Luis D’Odorico, who proposes and votes to appoint Carlos Cesar Adolfo HALLADJIAN, Eduardo Antonio EROSA and Juan Antonio NICHOLSON as statutory auditors and Carlos Adolfo ZLOTNITZKI, Horacio Ricardo EROSA and Lucas NICHOLSON as deputy statutory auditors. Moreover, all candidates are independent pursuant to Section 79 of the Capital Markets Act no. 26831 and pursuant to Section 12, Chapter III, Title II and IV of Chapter I, Title XII, CNV Regulations. Afterwards, the proxy of Citibank states that regarding the proposal by the proxy of shareholder D’Odorico, it issues 319,204,580 votes in favor, 1,221,850 negative votes and abstains from casting 23,237,910 votes. The proxy of shareholder Argentine Government –Secretariat of Energy proposes and votes to appoint Alejandro Mario Roisentul Wuilliams (ID no. 16,582,666) and Claudia Inés Siciliano (ID no. 12,739,046) as statutory auditor and deputy statutory auditors, respectively.

Moreover, he states that Roisentul Wuilliams and Siciliano are independent in accordance with Section 11, Chapter III, Title II of CNV Regulations. Afterwards, the proxy of shareholder ANSES FGS Law 26425 takes the floor and states that he accompanies the proposal of shareholder Argentine Government –Secretariat of Energy. After a short debate and each of the shareholders having cast their votes, the proposal of shareholder D’Odorico is approved by the majority of legitimate votes possible to be cast with the negative vote of shareholder Citibank with 1,221,850 votes; Argentine Government –Secretariat of Energy with 124,949,112 votes and ANSES FGS Law 26425 with 27,992,640 votes; and with the refraining of shareholder Citibank with 23,237,910 votes. Afterwards, and based on the foregoing, the following is the formation of the new Statutory Audit Committee:

	STATUTORY AUDITOR	DEPUTY STATUTORY AUDITOR
1.	Carlos Cesar HALLADJIAN (ID 25,636,999)	Carlos Adolfo ZLOTNITZKY (ID 28,425,172)
2.	Eduardo Antonio EROSA (ID 12,840,773)	Horacio Ricardo EROSA (ID 14,809,343)
3.	Juan Antonio NICHOLSON (ID 7,602,869)	Lucas NICHOLSON (ID 32,151,298)

Afterwards, the tenth item on the Agenda was submitted for consideration. 10) CONSIDERATION OF THE COMPANY’S CERTIFYING ACCOUNTANT’S FEES WITH RESPECT TO THE ANNUAL ACCOUNTING DOCUMENTS FOR THE FISCAL YEAR 2019. The proxy of shareholder D’Odorico takes the floor, who proposes and votes to approve, together as a whole with the proposal made by the Company’s Board of Directors at its meeting dated March 10, 2020, to approve the fee of external auditors for the fiscal period 2019 for an amount of $12,258,544 for audit services and $1,546,129 for tax services.

The proposal is put to vote. Afterwards, the proxy of shareholder Citibank issues 343,247,470 votes in favor of the proposal by the proxy of shareholder Citibank, 28,310 negative votes and abstains from casting 388,560 votes. After a short debate and the shareholders having cast their votes, the motion by the proxy of shareholder D’Odorico is approved by the majority of legitimate votes possible to be cast, with the negative vote of shareholder Citibank with 28,310 votes and with its refraining with 388,560 votes. The eleventh item on the Agenda is put to consideration. 11) APPOINTMENT OF THE CERTIFYING ACCOUNTANT FOR THE FISCAL YEAR TO END DECEMBER 31, 2020 AND DETERMINATION OF ITS REMUNERATION. The proxy of shareholder D’Odorico takes the floor, proposes and votes a) the appointment of Pistrelli, Henry Martin y Asociados S.R.L. as accounting auditors for the fiscal year commenced January 1, 2020 and the appointment of Germán Enrique Cantalupi (Professional Council in Economic Sciences for the City of Buenos Aires, registered under Volume 248, Page 60), partner of such firm, as Certifying Accountant; and the appointment of Gustavo Ariel Kurgansky (Professional Council in Economic Sciences for the City of Buenos Aires, registered under Volume 309, Page 176) as Deputy Certifying Accountant of the mentioned financial statements; and b) the approval of the auditors’ remunerations corresponding to the fiscal year 2020 during the next Annual General Meeting. The motion by the proxy of shareholder D’Odorico was put to vote. Afterwards, the Proxy of shareholder Citibank states that regarding D’Odorico’s proposal, it issues 342,240,920 votes in favor; 28,960 negative votes and that it abstains from casting 394,460 votes. After a short debate and after each of the shareholders cast their votes, the proposal of the proxy of shareholders D’Odorico is approved by the majority of legitimate votes possible to be cast, with the negative vote of shareholder Citibank with 28,960 votes and with its abstention with 394,460 votes. The twelfth item on the Agenda was put to consideration. 12) APPROVAL OF THE ANNUAL BUDGET FOR THE SUPERVISORY COMMITTEE. In this regard, Mr. Chairman informs that in accordance with the last paragraph of Section 110 of Law no. 26831, it is at the Shareholders’ Meeting of the Company that the budget for the Supervisory Committee has to be assigned. For such purpose, the powers and duties set for by the regulations and the legislation in force for such Committee must be taken into account. Afterwards, the proxy of shareholder D’Odorico proposes and votes to assign a Ps. 300,000 budget for the functioning of the Supervisory Committee, which will enable the Committee to better develop the duties established by the regulations and legislation in force. The motion is put to vote. Then, shareholder Citibank’s proxy states that regarding D’Odorico’s proposal, it issues 319,306,370 votes in favor; 1,166,850 votes against; and that it abstains from casting 23,189,120 votes. The proxy of Argentine Government –Secretariat of Energy refrains from voting D’Odorico’s motion. After a short debate and all the shareholders having cast their votes, the proposal by the proxy of shareholder

D’Odorico is approved by the majority of legitimate votes possible to be cast, with the negative vote of shareholder Citibank with 1,166,850 votes and with the abstention from shareholder Citibank with 23,189,120 votes and the Argentine Government –Secretariat of Energy with 124,949,112 votes. The thirteenth and last item on the Agenda was put to consideration. 13) GRANTING OF AUTHORIZATIONS. The proxy of shareholder D’Odorico takes the floor, proposes and votes to authorize Mr. Chairman and/or whom he may appoint, and/or José Manuel Pazos, and/or Osvaldo Pollice, and/or Esteban Pérez Monti, and/or Francisco Cronshey and/or Paola Ibarra and/or Christian Rodríguez Montes and/or Victoria Casabella Martinez and/or Mariano Luchetti and/or María Agustina Leppen and/or María Lucila Winschel and/or Verónica Apollonio and/or José María Bazan and/or Juan Barros Mos and/or Teodoro Rodriguez Caceres, and/or Juan Zurano so that any of them, individually and indistinctly, follow all the necessary procedures to file the decisions taken at the Meeting with the regulatory agencies, including without limitation, CNV, BYMA, MERVAL, Security Clearing House (Caja de Valores), the Business Entities Registry Office for the City of Buenos Aires (Inspección General de Justicia (“IGJ”)) (pursuant to Section 37 of the General Resolution IGJ no. 7/2015), and before any other regulation agency, being able to sign all kinds of presentations and/or forms, legal notices, law publications in general, affidavits, receive and answer lawsuits, commence proceedings and take all the proceedings necessary to obtain the respective records and approvals. The motion is put to vote. Afterwards, the proxy of shareholder Citibank states that regarding D’Odorico’s proposal, it issues 343,224,710 votes in favor, 54,490 negative votes and that it abstains from casting 385,140 votes. Afterwards, the proxy of shareholder ANSES FGS Law 26425 states it refrains from voting the proposal. After a short debate and all the shareholders having cast their votes, the proposal by the proxy of shareholder D’Odorico is approved by the majority of legitimate votes possible to be cast, with 54,490 negative votes of shareholder Citibank; and with the abstention of shareholder Citibank with 385,140 votes and shareholder ANSES FGS Law 26425 with 27,992,640 votes. Mr. César HALLADJIAN, member of the Statutory Audit Committee of the Company, states that regard being had to the remote act and taking into account the provisions of General Resolution no. 830 of the Argentine Securities Commission, as well as legal and Bylaws provisions in force, this Meeting was held in accordance with such provisions and that the decisions were duly taken. There being no further business to discuss, Mr. Chairman expressed his gratitude for the attendance of all present and the meeting was adjourned at 15.45 p.m. Afterwards and complying with Title II, Chapter VIII, Section IV, article 23, paragraph d) of CNV Regulations, the votes of Citibank in its capacity as depositary are detailed for each item:

ITEM ON THE AGENDA	NEGATIVE	IN FAVOR	ABSTENTION	TOTAL
1	29,430	343,416,060	218,850	343,664,340
2	93,770	325,330,430	18,240,140	343,664,340
3	94,170	343,198,510	371,660	343,664,340
4	86,060	343,075,270	503,010	343,664,340
5	67,940	343,082,030	514,370	343,664,340
6	203,590	343,113,430	347,320	343,664,340
7	1,273,770	319,131,730	23,258,840	343,664,340
8	9,109,250	311,312,740	23,242,350	343,664,340
9	1,221,850	319,204,580	23,237,910	343,664,340
10	28,310	343,247,470	388,560	343,664,340
11	28,960	343,240,920	394,460	343,664,340
12	1,168,850	319,306,370	23,189,120	343,664,340
13	54,490	343,224,710	385,140	343,664,340

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